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                                                                    EXHIBIT 23.1


CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Narrowstep Inc. 2004 Stock Plan of the references to our firm under the captions "Prospectus Summary - Summary Consolidated Financial Information," "Selected Consolidated Financial Data," " Management's Discussion and Analysis of Financial Condition and Results of Operation - Internal Control Over Financial Reporting," "Changes in Certifying Accountants" and "Experts" and of our report dated July 12, 2005 with respect to the consolidated financial statements of Narrowstep Inc. included in Amendment No. 2 to its Registration Statement (Form SB-2 No. 333-108632) and related Prospectus filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

London, England

August 9, 2005



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